Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Exceed Company Ltd. of our report dated April 5, 2011 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of Exceed Company Ltd. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Sherman Oaks, California
May 27, 2011